    As filed with the Securities and Exchange Commission on October 29, 1996
                             Registration No. 333-
 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -----------------

                             EAGLE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

           GEORGIA                                       58-1640222
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                     Identification No.)

                 4305 LYNBURN DRIVE, TUCKER, GEORGIA 30084-4441
          (Address of principal executive offices, including zip code)



                   TUCKER FEDERAL SAVINGS & LOAN ASSOCIATION
                401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN
                           (Full title of the plans)

                              -----------------


                                                     Copy to:

          C. JERE SECHLER, JR.                       WILLIAM L. FLOYD
               CHAIRMAN                        LONG, ALDRIDGE & NORMAN, LLP
         EAGLE BANCSHARES, INC.              ONE PEACHTREE CENTER, SUITE 5300
          4305 LYNBURN DRIVE                       303 PEACHTREE STREET
       TUCKER, GEORGIA 30084-4441                 ATLANTA, GEORGIA 30308
 (Name and address of agent for service)              (404) 527-4000

            (770) 908-6690
  (Telephone number, including area code,
         of agent for service)

                        CALCULATION OF REGISTRATION FEE

 Title of Securities      Amount to be         Proposed Maximum      Proposed Maximum    Amount of
 to be Registered         Registered (1)       Offering Price Per    Aggregate Offering  Registration Fee
                                               Share (2)             Price (2)           (2)
 Common Stock, $1.00 par    216,000               $15.00             $3,240,000             $981.82
 value per share

(1) An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the outstanding shares of the Common Stock of the Company are increased or decreased by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in Common Stock of the Company. In addition, pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended, this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Tucker Federal Savings & Loan Association 401(k) Savings and Employee Stock Ownership Plan (the "Plan").

(2) The calculation of the registration fee is based on the anticipated requirement of the Plan over the next five years. The shares of Common Stock registered hereby represent the estimated number of shares which may be purchased with employer and employee contributions or distributed pursuant to the Plan within the five year period. The offering prices for such shares which may be acquired in the future under the Plan are not presently determinable. The offering prices for such shares is estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee and is based upon the average of the high and low sales prices of the Registrant's Common Stock on October 22, 1996 as quoted in the Nasdaq National Market.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents heretofore filed by Eagle Bancshares, Inc. (the "Company" or the "Registrant") or the Tucker Federal Savings and Loan Association 401(k) Savings and Employee Stock Ownership Plan (the "Plan") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby are incorporated herein by reference as of their respective dates:

         (1) The Company's Annual Report on Form 10-K for the year ended March 31, 1996;

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

         (3) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-14379) as declared effective by the Commission on April 4, 1986; and

         (4) The Plan's Annual Report on Form 11-K for the fiscal year ended March 31, 1996.

         In addition, all reports and documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to a corporation or its shareholders for breach of their fiduciary duties as directors. The Section does not, however, authorize a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or authorizing a dividend, stock repurchase or redemption, distribution of assets or other distribution in violation of Section 14-2-640 of the Georgia Business Corporation Code or the articles of incorporation of the corporation. Section 14-2-202(b)(4) also does not eliminate or limit the right of a corporation or any shareholder to seek an injunction, a rescission or any other equitable (non-monetary) relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability arising from his or her role as an officer or in any other capacity. Article XVIII of the Company's Articles of Incorporation eliminates the personal monetary liability of directors of the Company to the full extent allowed by Section 14-2-202(b)(4).

         As permitted by the Georgia Business Corporation Code, the Company's Articles of Incorporation provide that the Company shall indemnify its directors and officers for liability incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than actions brought as derivative actions by or in the right of a corporation) in which they may become involved by reason of being a director, officer, employee or agent of the Company. The Articles also provide such indemnity for directors and officers who, at the request of the Company, act as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, or other enterprise. The Articles permit indemnification if a director or officer acted in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct to be unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorney's fees) incurred with respect to a proceeding; provided, however, that indemnification of a director or officer in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the derivative proceeding; and provided, further, that if a director or officer is adjudged liable on the basis that a personal benefit was improperly received, the director or officer will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that directors and officers who are successful with respect to any claim against them are entitled to indemnification against reasonable expenses as of right. On the other hand, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Georgia Business Corporation Code
Section 14-2-855, by either the Board of Directors or a committee thereof, acting by disinterested members, by special legal counsel or by the shareholders, but shares owned by or voted under the control of directors seeking indemnification may not be voted.

ITEM 8.  EXHIBITS

         Pursuant to the instructions to Item 8 of Form S-8, no opinion of counsel as to the legality of the securities being registered is required because the shares are not original issuance securities. Additionally, the Registrant has submitted the Plan to the Internal Revenue Service (the "IRS") and has received an affirmative determination letter from the IRS regarding the qualification of the Plan.

EXHIBIT
NUMBER                            DESCRIPTION

 23(a)                            Consent of Arthur Andersen LLP.

 23(b)                            Consent of Windham Brannon, P.C.


ITEM 9.  UNDERTAKINGS

         A.      RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT.

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on October 28, 1996.

                                        EAGLE BANCSHARES, INC.


                                        By: /s/ C. Jere Sechler, Jr.
                                            -----------------------------------
                                            C. Jere Sechler, Jr.
                                            Chairman of the Board, President and
                                             Principal Executive Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of October 28, 1996.

Signatures                        Title
----------                        -----


/s/ C. Jere Sechler, Jr.          Chairman of the Board and President
------------------------------    (Principal Executive Officer)
C. Jere Sechler, Jr.


/s/ Richard B. Inman, Jr.         Director, Secretary and Treasurer
------------------------------
Richard B. Inman, Jr.


/s/ Walter C. Alford              Director
------------------------------
Walter C. Alford


/s/ Richard J. Burrell            Director
------------------------------
Richard J. Burrell


/s/ Weldon A. Nash, Jr.           Director
------------------------------
Weldon A. Nash, Jr.


/s/ George G. Thompson            Director
------------------------------
George G. Thompson


/s/ LuAnn Durden                  Chief Financial Officer
------------------------------    (Principal Financial and Accounting Officer)
LuAnn Durden

THE PLAN.

         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on October 28, 1996.

                                TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION
                                401(k) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN



                                By: /s/ Betty Petrides
                                    ------------------------------------

                                    Betty Petrides,
                                    Plan Administrator

                                 EXHIBIT INDEX


Exhibit
-------
 23(a)                Consent of Arthur Andersen LLP.

 23(b)                Consent of Windham Brannon, P.C.
